Tom Baker to Retire as IGT Chairman

(Reno, NV – November 19, 2004) – IGT today announced the retirement of

G. Thomas Baker, as chairman of International Game Technology, (NYSE-IGT) effective March 1, 2005 at the company’s annual shareholder meeting. Baker submitted his resignation at a special board meeting held yesterday.

The company expects to announce a successor at or before the annual shareholder’s meeting.

Baker became IGT’s chairman October 30, 2003, upon Charles N. Mathewson’s retirement and appointment to Chairman Emeritus. Baker has been with IGT for 16 years and has also held the positions of CEO, COO, CFO and Treasurer, Executive Vice President of Corporate Finance and Vice President of Finance and Administration.

“Tom Baker has been an institution at IGT and has been critical to the success of the company,” said TJ Matthews, IGT CEO. “Since 1996, the company’s revenues have increased 239 percent from $733 million to $2.5 billion. Earnings per share have increased 483 percent in the same time period from $0.23 to $1.34 EPS as reported in the fiscal year just ended. He will be missed by me and the entire IGT family.”

“In the 16 years I’ve been at IGT, it has grown to be the leading gaming technology company, serving customers in over 250 jurisdictions around the world. During this time I’ve had the pleasure and honor of working with an extremely talented group of professionals and I will miss them,” said Baker.

During his years of service IGT became a member of the S&P 500 in August 2001 and was recognized by Business Week Magazine as one of the top 50 performing companies and by Fortune Magazine as one of the 100 fastest growing companies in 2003 and 2004. Forbes Magazine also named it one of the “Best Managed Companies in America” in 2003.

“I have accomplished the career goals that I set for myself here at IGT and now want to pursue other interests,” Baker added. “I leave in place an experienced and cohesive management team that has worked together for many years and has been integral to our accomplishments and I am confident that I am leaving the Company in excellent hands.

IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products and software systems in all jurisdictions where gaming or video lotteries are legal.

Contact: Patrick Cavanaugh, Director, Investor Relations of International Game Technology, +1-866-296-4232

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